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                                                                     EXHIBIT 5.1


                           (AMARCHAND MANGALDAS LOGO)

Ref No:  9244                                                  December 4, 2006


Sterlite Industries (India) Limited
Vedanta, 75 Nehru Road
Vile Parle (East)
Mumbai -- 400 099
Maharashtra
India

Dear Sirs:

We have acted as Indian counsel to Sterlite Industries (India) Limited ("Sterlite") and are giving this opinion in connection with its Registration Statement on Form F-1 (the "Registration Statement") to register under the Securities Act of 1933, as amended (the "Securities Act"), equity shares of par value Rs. 2 per share (the "Equity Shares") of Sterlite, in the form of American Depositary Shares ("ADSs"), in connection with the offering by Sterlite of its Equity Shares, in the form of ADSs.

For the purpose of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary, including the Memorandum and Articles of Association of Sterlite and the Registration Statement filed under the Securities Act by Sterlite with the Securities and Exchange Commission.

For the purposes of this opinion, words and phrases used but not defined herein shall have the same meaning as those contained in the Registration Statement.

For the purposes of this opinion we have assumed that the approval of the shareholders of Sterlite and the Underwriting Agreement will have become wholly unconditional and the obligations of the Underwriters therein contained have not been terminated as contained therein.

Based upon and subject to the foregoing, we are of the opinion that upon obtaining the approval of its shareholders and each of its secured, working capital and/or term lenders, as necessary pursuant to the terms and conditions of its financing arrangements, the Equity Shares shall have been duly authorized by Sterlite and once issued and allotted by Sterlite and once paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and will not be subject to calls for further funds. Consequently, after such issue of Equity Shares there will be no liability of the holder of Equity Shares to make any payment to Sterlite in respect of the holding of his Equity Shares.

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                           (AMARCHAND MANGALDAS LOGO)

Based upon such facts and subject to the limitations set forth in the Registration Statement, the statements of law or legal conclusions in the Registration Statement under the caption "Certain Income Tax Considerations -- India" constitute the opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co. as to the material Indian tax consequences of an investment in the ADSs or Equity Shares.

The opinion expressed herein is confined to and given on the basis of Indian law as currently applied by the Indian courts. We have made no investigation of the laws of any jurisdiction other than the Republic of India and do not express or imply any opinions as to the laws of any jurisdiction other than those of the Republic of India. This opinion is governed by and shall be construed in accordance with Indian law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions "Certain Income Tax Considerations" and "Legal Matters" in the prospectus contained in the Registration Statement.


YOURS TRULY,


FOR AMARCHAND & MANGALDAS & SURESH A. SHROFF & CO.
Authorised Signatory

/S/ Shardul S. Shroff

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